Exhibit 99.2

THE SIMS 4 SHIPPING IN FALL 2014

REDWOOD CITY, Calif. – October 22, 2013 – Electronic Arts Inc. (NASDAQ: EA) today announced that The SimsTM 4 will be shipping in fall 2014 worldwide. In development at Maxis’ The Sims Studio, The Sims 4 brings all new ways to play with life; powerful new creative tools, all-new Sims with enhanced emotion and intelligence, and a gaming experience where players control the mind, body and heart of their Sims to bring their stories to life like never before.

“The Sims franchise has the best fans in the world and their passion and enthusiasm is at an all-time high,” said Rachel Franklin, VP and General Manager of The Sims Studio. “Those millions of voices will fuel our development process, helping The Sims 4 to be the most ambitious and the best game our studio has ever made. We can’t wait to see our fans reaction when The Sims 4 comes out in fall 2014.”

The Sims is one of the best-selling and most beloved franchises in the history of gaming. More than four years after its launch, The Sims 3 continues to be played every day as players exchange their creativity, stories and life’s moments across an array of social networks to an audience in the multi-millions.

Pre-orders are available at www.TheSims.com/TheSims4. Those who pre-order now will receive the Limited Edition which comes with The Sims 4 Life of the Party Digital Content. The Sims 4 is coming to PC and is not yet rated by the ESRB. For the latest on The Sims 4 please visit the all-new franchise website at www.TheSims.com/.

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About The Sims

For more than a decade, The SimsTM has entertained millions of people across the globe and has made an indelible footprint on the interactive world. A world-renowned interactive entertainment phenomenon, The Sims has sold 175 million units to date and continues to enhance its rich multi-platform portfolio with offerings that inspire creativity and reach one of the broadest audiences in gaming. The Sims evolves its magnetic appeal by delivering gameplay experiences that are current, compelling and above all, entertaining. A microcosm of society, The Sims gives players the ability to play with life by creating and controlling virtual lives and telling meaningful stories. Hundreds of millions of players’ creations have been shared and downloaded by one of the most active player communities in the world. With a variety of unique gameplay themes, engaging content and collaborations with top brands and artists, there is something for everyone to love in The Sims and to play anytime, anywhere on the platform of their choice. For more information about The Sims, visit www.TheSims.com.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company delivers games, content and online services for Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 300 million registered players and operates in 75 countries.

In fiscal year 2013, EA posted GAAP net revenue of $3.8 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality blockbuster brands such as The SimsTM, Madden NFL, FIFA Soccer, Need for SpeedTM, BattlefieldTM and Mass EffectTM. More information about EA is available at www.ea.com/news.

The Sims, Need for Speed, Mass Effect and Battlefield are trademarks of Electronic Arts Inc. and its subsidiaries. John Madden, NFL and FIFA are the property of their respective owners and used with permission.